Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-146681) pertaining to Giant Interactive Group, Inc.’s 2007 Performance Incentive Plan and Employee Share Option Scheme of our reports dated June 7, 2010, with respect to the consolidated financial statements of Giant Interactive Group, Inc. and the effectiveness of internal control over financial reporting of Giant Interactive Group, Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2009.

/s/ Ernst & Young Hua Ming
Shanghai, The People’s Republic of China June 7, 2010